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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON SHARE PURCHASE RIGHTS)
                                       OF
                                   CALMAT CO.
                                       BY
                          ALB ACQUISITION CORPORATION
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF
                            VULCAN MATERIALS COMPANY
                                       AT
                          $31.00 NET PER SHARE IN CASH

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON FRIDAY, JANUARY 1, 1999, UNLESS THE OFFER IS EXTENDED.

                                                               November 20, 1998

To  Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

    We have been appointed by ALB Acquisition Corporation, a Delaware corporation (the "Purchaser"), and Vulcan Materials Company, a New Jersey corporation ("Parent"), to act as Dealer Managers in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, par value $1 per share (the "Shares"), of CalMat Co., a Delaware corporation (the "Company"), and the associated common share purchase rights at a purchase price of $31.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 20, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SHARES REPRESENTING AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 14 AND 15 OF THE OFFER TO PURCHASE

    Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

        1. The Offer to Purchase, dated November 20, 1998.
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        2. The Letter of Transmittal for your use to tender Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

        3. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if certificates for Shares ("Share Certificates") and all other required documents are not immediately available or cannot be delivered to First Chicago Trust Company of New York (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

        5. A Letter to stockholders from the Chairman and Chief Executive Officer of the Company accompanied by the Company's
    Solicitation/Recommendation Statement on Schedule 14D-9.

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

        7. A return envelope addressed to the Depositary.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JANUARY 1, 1999, UNLESS THE OFFER IS EXTENDED.

    In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents should be sent to the Depositary and either Share Certificates representing the tendered Shares should be delivered to the Depositary, or Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    The Purchaser will not pay any commissions or fees to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.
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    In any jurisdiction where the securities, blue sky or other laws require the
Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by Goldman, Sachs & Co., the Dealer Managers for the Offer, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from the undersigned.

                                          Very truly yours,
                                   GOLDMAN, SACHS & CO.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, THE PURCHASER, THE COMPANY, THE DEPOSITARY, THE DEALER MANAGERS OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.